Exhibit 4.02

AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

By and Among

IGN Entertainment, Inc.,
The Management Stockholders

and

The Investors
as defined herein

Dated as of March 3, 2004

i

ii

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of March 3, 2004, by and among IGN Entertainment, Inc., a Delaware corporation formerly known as GHP Acquisition Corp. (the “Company”), the individuals identified on Schedule A hereto as Management Stockholders (collectively, the “Management Stockholders,” and each individually, a “Management Stockholder”), the Persons identified on Schedule A hereto as the Investors (each, an “Investor” and collectively, the “Investors”) and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A.  The Management Stockholders and the Investors are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, Great Hill Equity Partners II L.P., Great Hill Affiliate Partners II L.P. (collectively, “Great Hill”), Liberty Mutual Insurance Company (“Liberty Mutual”), and certain other parties named in the Prior Agreement (as defined below) hold shares of the Company’s Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and possess certain rights provided pursuant to a Stockholder Agreement entered into with the Company, dated as of August 28, 2003 and as amended and restated on December 3, 2003 (the “Prior Agreement”);

WHEREAS, the Company, Great Hill, Liberty Mutual and certain Investors and Management Stockholders named therein (the “Additional Series A Purchasers”) have entered into that certain Securities Purchase Agreement, dated as of the date hereof (the “Additional Series A Purchase Agreement”) pursuant to which the Additional Series A Purchasers have purchased (i) shares of Series A Preferred Stock, and (ii) shares of Common Stock;

WHEREAS, the Company and Banc of America Capital Investors, L.P. (“BACI”) have entered into that certain Securities Purchase Agreement, dated as of the date hereof (the “Series B Purchase Agreement”), whereby BACI has agreed to purchase (i) shares of the Company’s Series B Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (ii) a warrant to purchase shares of the Company’s Common Stock;

WHEREAS, the Company and the parties to the Prior Agreement desire to amend and restate the Prior Agreement to provide such Stockholders the rights created pursuant to this Agreement in lieu of rights granted under the Prior Agreement; and

WHEREAS, it is a condition to the obligations of BACI under the Series B Purchase Agreement that the Agreement be entered into by the parties hereto.

NOW, THEREFORE, in consideration of the premises, as an inducement to the parties hereto to consummate the transactions contemplated, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholders hereby covenant and agree with each other as follows:

SECTION I - DEFINITIONS

Section 1.1                                      Construction of Terms.  As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 1.2                                      Terms Not Defined.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Series B Purchase Agreement.

Section 1.3                                      Number of Shares of Stock.  Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock issued and outstanding or held by a Stockholder, the number of shares deemed to be issued and outstanding or held by that Stockholder, as applicable, shall be the total number of shares of Common Stock then issued and outstanding or owned by the Stockholder, as applicable, on a Fully-Diluted basis.

Section 1.4                                      Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

An “Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person; provided, that in no event shall any portfolio company of any Investor be deemed to be an Affiliate of such Investor for purposes of Section 3.2.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“BACI Common Equivalents” means the shares of Common Stock held by BACI and its Affiliates, on a Fully-Diluted basis, including the shares issuable upon conversion of the Series B Preferred Stock and the exercise of the Warrants;

“Board of Directors” means the Board of Directors of the Company.

“Change in Control” means any transaction pursuant to or as a result of which a single person (or group of affiliated persons) other than Great Hill acquires or holds capital stock of the Company representing a majority of votes entitled to be cast in any election of directors of the Company.

“Charter” means the Company’s Amended and Restated Certificate of Incorporation in the form filed on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” means IGN Entertainment, Inc., a Delaware corporation and any successors thereto.

“Equity Incentive Plans” means stock option plans of the Company approved by its Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted” means, with respect to the Common Stock, as of a particular time the total outstanding shares of Common Stock as of such time, determined by treating all outstanding options (irrespective of whether then vested), warrants and other rights for the purchase or other acquisition of Common Stock as having been exercised and by treating all outstanding securities convertible into Common Stock as having been so converted.

“Investor Majority Interest” means the Investors holding or deemed to hold not less than a majority of the outstanding shares of Common Stock on a Fully Diluted basis held by all Investors.

“Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

“Sale Event” means a bona fide negotiated transaction in which an Investor Majority Interest has determined (i) to sell or otherwise dispose of all or substantially all of the assets of the Company, (ii) to sell sufficient capital stock of the Company to constitute a Change in Control or (iii) to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Investors constituting a Change in Control.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means, at any time, (i) shares of Common Stock, (ii) shares of Series A Preferred Stock, (iii) shares of Series B Preferred Stock, (iv) the Warrants and (v) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement.  “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“Warrants” means the Warrants to purchase Common Stock issued under the Warrant Agreement (as defined in the Series B Purchase Agreement).

SECTION II - REPRESENTATIONS AND WARRANTIES

Section 2.1                                      Representations and Warranties of the Investors.  Each of the Investors, individually as to itself only and not jointly or as to any other Investor, hereby represents, warrants and covenants to the Company and the Management Stockholders as follows:  (a) such Investor has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b)this Agreement constitutes the valid and binding obligation of such Investor enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c)the execution, delivery and performance by such Investor of this Agreement: (i)does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Investor, or require such Investor to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Investor is a party or by which the property of such Investor is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Investor.

Section 2.2                                      Representations and Warranties of the Management Stockholders.  Each of the Management Stockholders, individually as to himself or herself only and not jointly or as to any other Management Stockholder, hereby represents, warrants and covenants to the Company and the Investors as follows: (a) such Management Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b)this Agreement constitutes the valid and binding obligation of such Management Stockholder enforceable against him or her in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c)the execution, delivery and performance by such Management Stockholder of this Agreement: (i)does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Management Stockholder, or require such Management Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Management Stockholder is a party or by which the property of such Management Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Management Stockholder.

Section 2.3                                      Representations and Warranties of the Company.  The Company hereby represents, warrants and covenants to the Management Stockholders and the Investors as follows:  (a)the Company has full corporate authority and power to enter into this Agreement and perform its obligations hereunder; (b)this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions may be limited by applicable federal or state securities laws; and (c)the execution, delivery and performance by the Company of this Agreement: (i)does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III - TRANSFER OF SECURITIES

Section 3.1                                      Restrictions on Transfer.  Each Management Stockholder agrees that such Management Stockholder will not, without the prior written consent of an Investor Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Stockholder, except in connection with, and strictly in compliance with the conditions of this Agreement.  The Company shall cause each Person hereafter becoming a holder of any Shares, whether via Transfer or by purchase or other issuance from the Company, to execute a Joinder Agreement, substantially in the form attached as Exhibit A, providing that all such shares acquired by such Person shall be subject to the provisions of this Agreement and in furtherance thereof and notwithstanding anything to the contrary in this Agreement, no Stockholder may Transfer all or any portion of Shares now owned or hereafter acquired by any Stockholder as permitted under this Agreement, unless the Transferee thereof has executed and delivered to the Company such a Joinder Agreement.

Section 3.2                                      Permitted Transfers.  Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to either of the Transfers listed below, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

(a)                                  Transfers by any Management Stockholder to the spouse, children or siblings of such Stockholder or to a trust or family limited partnership for the benefit of any of them; and

(b)                                 Transfers upon the death of any Management Stockholder to such Management Stockholder’s heirs, executors or administrators or to a trust under such

Management Stockholder’s will, or Transfers between such Management Stockholder and such Management Stockholder’s guardian or conservator.

Section 3.3                                      Right of First Refusal.  In the event that any Management Stockholder desires to Transfer all or any portion of the Shares held by such Management Stockholder pursuant to a bona fide offer (a “Transaction Offer”) from any other Person (a “Buyer”), such Management Stockholder (a “Transferor”) may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a)                                  Offer Notice.  The Transferor shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferor’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the “Offer Notice”).  The Transferor’s Offer Notice shall constitute an irrevocable offer to sell all but not less than all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) first to the Company and then, in the event that the Company fails to purchase all of the Offered Shares, to the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer.  The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b)                                 Company Option. The Company shall have the first option to purchase all but not less than all of the Offered Shares.  At any time within ten (10) days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares by giving written notice of such election (the “Company Acceptance Notice”) to the Transferor within the Company Option Period.  The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Company Acceptance Notice. If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.3(b) shall take place within thirty (30) days following the expiration of the Company Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferor and the Company.  If the Company fails to purchase all of the Offered Shares by exercising its option under this Section 3.3(b) within the period provided, the Transferor shall so notify the Investors promptly (the “Additional Offer Notice”) and the Remaining Shares shall be subject to the options granted to the Investors pursuant to Section 3.3(c) below.

(c)                                  Investors’ Option. If the Company fails to purchase the Offered Shares under Section 3.3(b) above, at any time within fifteen (15) days after receipt by the Investors of the Additional Offer Notice (the “Investor Option Period”), each Investor may elect to accept the offer to purchase with respect to any or all of the Remaining Shares by giving written notice of such election (the “Investor Acceptance Notice”) to the Transferor and each Investor within the Investor Option Period, which notice shall indicate the maximum number of Shares that the Investor is willing to purchase, including the number of Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (d) below).  If, and only if, the Investor Acceptance Notices delivered pursuant to this Section 3.3(c)

taken together indicate a desire to purchase all but not less than all of the Offered Shares, the Investor Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Investor Acceptance Notice.  The closing for any purchase of Shares by the Investors under this Section 3.3(c) shall take place within thirty (30) days following the expiration of Investor Option Period, at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferor and such Investors.  The Transferor shall notify the Investors promptly if any Investor fails to offer to purchase all of its Pro Rata Fraction.

(d)                                 Allocation of Shares among Investors.  Upon the expiration of the Investor Option Period, the number of Shares to be purchased by each Investor shall be determined as follows:  (i) first, there shall be allocated to each Investor electing to purchase, a number of Shares equal to the lesser of (A) the number of Shares as to which such Investor accepted as set forth in its respective Investor Acceptance Notice or (B) such Investor’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice that set forth a number of Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of shares of Fully Diluted Common Stock held by each such Investor up to the amount of such excess.  An Investor’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Offered Shares by a fraction, the numerator of which is the total number of shares of Fully Diluted Common Stock owned by such Investor, and the denominator of which is the total number of shares of Fully Diluted Common Stock held by all Investors, in each case as of the date of the Offer Notice.

(e)                                  Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferor, the Company and an Investor Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors, as the case may be, may effect their purchase under this Section 3.3 by payment of such fair market value in cash or cash equivalents.

(f)                                    Sale to Third Party.  In the event that the Company and the Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Shares proposed to be sold, the Transferor may sell all such Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4.

Section 3.4                                      Co-Sale Option of Stockholders.  In the event that the Company and the Investors do not exercise their rights under Section 3.3 with respect to all of the Shares proposed to be so Transferred in connection with any Transaction Offer, the Transferor may Transfer such Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

(a)                                  Co-Sale Notice.  As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferor shall provide notice to each of the Stockholders (the “Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis with the Transferor (the “Co-Sale Option”).   To the extent one or more Stockholders exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferor may Transfer in the Transaction Offer shall be correspondingly reduced.

(b)                                 Stockholder Acceptance. Each of the Stockholders shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferor within ten (10) days after receipt by such Stockholder of the Co-Sale Notice (the “Co-Sale Election Period”).  Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Stockholder wishes to sell, including the number of Shares it would sell if one or more other Stockholders do not elect to participate in the sale on the terms and conditions stated in the Offer Notice.

(c)                                  Allocation of Shares.  Each Stockholder shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of each class or series of Shares available for sale to the Buyer subject to the Transaction Offer by a fraction, the numerator of which is the total number of Shares of such class or series owned by such Stockholder and the denominator of which is the total number of such class or series of Shares held by all Stockholders and the Transferor, in each case as of the date of the Offer Notice, subject to increase as hereinafter provided.  In the event any Stockholder does not elect to sell the full amount of such Shares of such class or series which such Stockholder is entitled to sell pursuant to this Section 3.4, then any Stockholders who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares of such class or series held by each such Stockholder) with any other Stockholders and up to the maximum number of Shares of such class or series stated in each such Stockholder’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Stockholder.

(d)                                 Co-Sale Closing.  Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferor shall promptly notify each participating Stockholder of the number of Shares held by such Stockholder that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) sixty (60) calendar days after the end of the Co-Sale Election Period and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each participating Stockholder may effect its participation in any Transaction Offer hereunder by delivery to the Buyer, or to the Transferor for delivery to the Buyer, of one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Stockholder that portion of the sale proceeds to which the participating Stockholder is entitled by reason of its participation with respect thereto.  No Shares may be purchased by the Buyer from the Transferor unless the Buyer simultaneously purchases from the participating Stockholders all of the Shares that they have elected to sell pursuant to this Section 3.4.

(e)                                  Liability of Stockholders.  Each participating Stockholder shall be liable to the Buyer only to the same extent as the Transferor with respect to representations and warranties regarding the Company or its business, on a several basis for each such Stockholder’s pro rata portion, provided that each such Stockholder’s liability with respect to such representations and warranties shall not exceed the value of the proceeds received by such Stockholder upon the consummation of the Transaction Offer and, provided further, that no

Stockholder shall be required to make any other representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the shares being conveyed.

(f)                                    Sale to Third Party.  Any Shares held by a Transferor that are the subject of the Transaction Offer and that the Transferor desires to Transfer following compliance with this Section 3.4, may be sold to the Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferor than those contained in the Offer Notice.  Promptly after such Transfer, the Transferor shall notify the Company, which in turn shall promptly notify all the Stockholders, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by an Investor Majority Interest.  In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Stockholder its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares pursuant to such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferor sends a new Offer Notice and once again complies with the provisions of Sections 3.3 and 3.4 with respect to such Transaction Offer.

Section 3.5                                      Contemporaneous Transfers.  If two or more Stockholders propose concurrent Transfers that are subject to this Section III, then the relevant provisions of Sections 3.3 and 3.4, as applicable, shall apply separately to each such proposed Transfer.

Section 3.6                                      Effect of Prohibited Transfers.  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

SECTION IV - RIGHTS AND OBLIGATIONS TO SELL

Section 4.1                                      Liberty and BACI Tag-Along Right.  In the event Great Hill has determined to sell any Shares, other than transfers to Great Hill Investors, LLC of not more than an aggregate of 5,000 shares of Common Stock and 210,000 shares of Series A Preferred Stock, in a transaction that does not constitute a Sale Event (the “Great Hill Sale”), each of Liberty Mutual and BACI, individually, may require Great Hill to include a pro rata portion (determined in accordance with the ratio of the number of shares of Common Stock on a Fully-Diluted basis held by Great Hill to the number of shares of Common Stock on a Fully-Diluted basis held by either Liberty Mutual or BACI, as applicable) of each of Liberty Mutual’s and BACI’s Shares, individually, in the Great Hill Sale on the same terms and conditions as Great Hill’s Shares (the “Liberty and BACI Tag-Along Right”); provided that each of Liberty Mutual and BACI, individually undertake all obligations undertaken by Great Hill in connection with the Great Hill Sale, including without limitation, all indemnification and escrow obligations.  Not less than thirty (30) days prior to the date proposed for the closing of any Great Hill Sale, Great Hill shall give notice to each of Liberty Mutual and BACI, individually, setting forth in reasonable detail the name or names of the purchaser, the terms and conditions of the Great Hill Sale, including the purchase price, and the proposed closing date.  The Liberty and BACI Tag-Along Right set forth above, shall be exercisable by each of Liberty Mutual and BACI, individually, by providing written notice to Great Hill (the “Exercise Notice”) at least fifteen (15) days prior to the date proposed for the closing of the Great Hill Sale and such Great Hill Sale shall be consummated no later than the later of (i) sixty (60) calendar days after receipt of the Exercise Notice and (ii) the satisfaction of any governmental approval or filing requirements, if any.  No Shares may be purchased by the purchaser from Great Hill unless (A) the purchaser simultaneously purchases from each of Liberty Mutual and BACI, individually, electing to participate, all of the Shares that they have elected to sell pursuant to this Section 4.1 or (B) in any such sale where either of Liberty Mutual and BACI, individually, holding Series B Preferred Stock (“Series B Eligible Holders”) is co-selling alongside Great Hill and Great Hill is selling Series A Preferred Stock or Common Stock and any such Series B Eligible Holder does not hold sufficient shares of Series A Preferred Stock or sufficient shares of Common Stock (or Warrants therefore) in order to fulfill such Series B Eligible Holder’s pro rata portion pursuant to the first sentence of this Section 4.1, then in lieu of the Series B Eligible Holder selling shares of Series B Preferred Stock to the purchaser, each such Series B Eligible Holder selling shares of Series B Preferred Stock to the purchaser, each such Series B Eligible Holder, Great Hill, the Company and the purchaser shall make appropriate equitable arrangements as shall be necessary to achieve substantially the same economic results as if the Series B Eligible Holder held sufficient shares of Series A Preferred Stock and Common Stock to simultaneously sell to such purchaser as contemplated in the preceding clause (A).

Section 4.2                                      Drag-Along Rights.  In the event of a Sale Event (as defined below), each Stockholder shall be obligated to and shall upon the written request of a majority of the Board of Directors, which majority shall include at least one Director nominated by Great Hill Equity Partners II Limited Partnership: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the purchaser a pro rata portion of, his, her or its Shares on substantially the same terms applicable to the Investors; and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale Event proposed by such majority of the Board of Directors and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as such Investors or purchaser may reasonably require in order to carry out the terms and provisions of this Section 4.2 (the “Drag-Along Right”); provided, that the provisions of this Section 4.2 shall not limit the rights of BACI set forth in the Series B Purchase Agreement.

Section 4.3                                      Conditions to Obligation to Participate.  The obligations of the Stockholders pursuant to Section 4.2 are subject to the satisfaction of the following conditions:

(a)                                  upon consummation of the Sale Event, such Stockholder shall receive at least the same proportion of the aggregate consideration from such Sale Event that such Stockholder would have received if such aggregate consideration had been distributed in the manner provided in the Charter as in effect immediately prior to such Sale Event;

(b)                                 all holders of any class or series of Shares shall receive the same form of consideration per share, or if any holders of any class or series are given an option as to the form of consideration to be received, all holders of shares of such class or series shall be given the same option unless each affected holder otherwise agrees; provided that the Series B Preferred

Stock shall be deemed to be the same series of stock as the Series A Preferred Stock with respect to the form of consideration offered to holders of the Series A Preferred Stock;

(c)                                  no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Sale Event (excluding modest expenditures for postage, copies, etc.) and no Stockholder shall be obligated to pay more than his proportionate share, based on the ratio of shares of Common Stock owned by such Stockholder on a Fully-Diluted basis to the aggregate number of issued and outstanding shares of Common Stock owned by all Stockholders on a Fully-Diluted basis, of reasonable expenses incurred in connection with a consummated Sale Event to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder);

(d)                                 no Stockholder shall be required to make any representations or warranties in connection with the Sale Event other than representations and warranties concerning such Stockholder’s valid ownership of such Stockholder’s Shares, free of all liens and encumbrances (other than those arising under applicable securities laws and this Agreement), such Stockholder’s authority, power and right to enter into and consummate such Sale Event (without violating any other agreement), the enforceability of relevant transaction documents to which such Stockholder will be a party and other representations as to such Stockholder and its Shares as may be requested by the purchaser; provided, that each Stockholder shall provide indemnification, contribution and similar post-closing payment obligations (collectively, “Indemnification Obligations”) relating to breaches of its own representations, warranties and covenants and breaches of representations, warranties and covenants by or relating to the Company and its subsidiaries if (i) the Indemnification Obligations of such Stockholder are several and not joint with the other Stockholders, (ii) no Stockholder is required to bear more than its pro rata portion of any such Indemnification Obligations and (iii) no Stockholder is required to accept liability for such Indemnification Obligations in an amount in excess of the total proceeds received by such Stockholder for its Shares in such Sale Event (subject to exceptions for fraud and other customary exceptions); and

(e)                                  the provisions of Section 4.2 shall not apply to BACI with respect to any Sale Event in which BACI does not receive payment in cash in full of (A) the principal amount of any debt securities of the Company held by BACI, plus all accrued interest and premium, if any, thereon and (B) with respect to the Series B Preferred Stock, the Series B Senior Liquidation Amount (as defined in the Charter).

Section 4.4                                      Stockholder Tag-Along Right.  In the event of a Sale Event, each Stockholder not otherwise participating shall, in the event that a majority of the Board of Directors, which majority shall include at least one Director nominated by Great Hill Equity Partners II Limited Partnership, does not exercise the Drag-Along Right set forth in Section 4.2 above, have the right to require such majority of the Board of Directors to include such Stockholder’s Shares in any Sale Event on the same terms and conditions as the Shares participating in such Sale Event (the “Stockholder Tag-Along Right”); provided that such Stockholder undertakes all obligations required by such majority of the Board of Directors in connection with such Sale Event, including without limitation, all indemnification and escrow obligations.

Section 4.5                                      Procedure.  Not less than thirty (30) days prior to the date proposed for the closing of any Sale Event, the Company shall give notice to the Stockholders, setting forth in reasonable detail the name or names of the purchaser, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.  The Stockholder Tag-Along Right set forth in Section 4.4 above, shall be exercisable by the Stockholders by providing notice to the Stockholders at least fifteen (15) days prior to the date proposed for the closing of the Sale Event.

SECTION V - RIGHTS TO PURCHASE

Section 5.1                                      Right to Participate in Certain Sales of Additional Securities.  The Company agrees that it will not sell or issue:  (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company (other than sales or issuances set forth in Section 5.5) (each an “Issuance”), unless the Company first submits a written notice to each Stockholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Stockholder the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties (the “Right to Participate”).  The Company’s offer (the “Participation Offer”) pursuant to this Section 5.1 shall remain open and irrevocable for a period of thirty (30) days following receipt by the Stockholders of such written notice.

Section 5.2                                      Stockholder Acceptance.  Each Stockholder may elect to purchase the securities so offered by giving written notice thereof to the Company within such thirty (30) day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Stockholder wishes to purchase, including the number of such shares it would purchase if one or more other Stockholders do not elect to purchase their respective Pro Rata Allotments.

Section 5.3                                      Calculation of Pro Rata Allotment.  Each Stockholder’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of shares of Common Stock owned by such Stockholder on a Fully-Diluted basis bears to the aggregate number of issued and outstanding shares of Common Stock on a Fully-Diluted basis as of the date of such written offer.  If one or more Stockholders do not elect to purchase their respective Pro Rata Allotment, each of the electing Stockholders may purchase such shares on a pro rata basis, based upon the respective Pro Rata Allotments of each of the Stockholders that has indicated an interest in purchasing more than its Pro Rata Allotment pursuant to Section 5.2.

Section 5.4                                      Sale to Third Party.  Any securities so offered that are not purchased by the Stockholders pursuant to the Participation Offer, may be sold by the Company, at any time within sixty (60) calendar days following the termination of the thirty (30) day period referenced in Section 5.1, to Persons on terms and conditions, including price, that are not more favorable to the purchaser than those set forth in such Participation Offer notice to Stockholders.  No such securities may be sold on or after such sixty (60) day period without renewed compliance with this Section V.

Section 5.5                                      Exceptions to Pre-emptive Rights.  Notwithstanding the foregoing, the right to purchase granted under this Section V shall be inapplicable with respect to: (i) the issuance shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, consultants, officers or directors of the Company pursuant to the Company’s Equity Incentive Plans, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Equity Incentive Plans; (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; or (iii) securities issued in connection with any acquisition or merger that is approved by an Investor Majority Interest.

SECTION VI - ELECTION OF DIRECTORS

Section 6.1                                      Board Composition.  Each Stockholder agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), to elect and continue in office as Directors the following:

(a)                                  Mark Jung (“Mr. Jung”);

(b)                                 Christopher Anderson (“Mr. Anderson”);

(c)                                  A number of persons constituting up to and including a majority of the Board of Directors, and in any event no less than three persons, to be nominated by the Investors and the Investors agree that such nominees shall be determined as follows:

(i)                                     No less than two persons to be nominated by Great Hill Equity Partners II Limited Partnership, who shall initially be (A) Christopher Gaffney and (B) Michael Kumin;

(ii)                                  No less than one person to be nominated by Liberty Mutual Insurance Company, who shall initially be Jeffery F. Moy; and

(iii)                               In the event the number of Directors is increased to a number greater than five (5), one person to be nominated by Liberty Mutual Insurance Company for every two persons nominated by Great Hill Equity Partners II Limited Partnership.  In the event of an increase in the number of Directors such that this Section 6.1(c)(iii) is not practicable, Great Hill Equity Partners II Limited Partnership hereby covenants and agrees that, prior to the nomination of any such Director by Great Hill Equity Partners II Limited Partnership, it will consult with Liberty Mutual Insurance Company regarding, and use commercially reasonable best efforts to agree on, the identity of such Director.

Section 6.2                                      Board Observer Rights.  The Company shall give BACI notice of (in the same manner as notice is given to directors) and permit two Persons designated by BACI to attend as observers (the “Board Observers”), all meetings of the Board of Directors and all executive and other committee meetings of the Board of Directors and shall provide to BACI the same information concerning the Company and its subsidiaries, at the same time and in the same manner as provided to members of the Board of Directors and such committees.

SECTION VII - COVENANTS OF THE COMPANY

The Company covenants and agrees with each of the Stockholders that:

Section 7.1                                      Financial Statements, Reports, Etc.  The Company shall furnish to each Investor the following reports:

(a)                                  Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b)                                 Quarterly Financial Statements.  Within forty (45) days after the end of each quarter in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(c)                                  Budget.  No later than sixty (60) days following the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(d)                                 Accountant’s Letters.  Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(e)                                  Notices.  Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(f)                                    Other Information.  Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

Section 7.2                                      BACI Information.  The Company shall furnish to BACI, concurrently with delivery to the Board of Directors, copies of informational packages, if any, distributed on a monthly basis to the Board of Directors.

Section 7.3                                      Corporate Existence.  The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

Section 7.4                                      Properties, Business Insurance.  The Company shall obtain and maintain and cause each of its subsidiaries, if any, to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 7.5                                      Key Person Insurance.  The Company will use its best efforts to maintain in effect “key person” term life insurance policies on the life of Mr. Jung in such amounts as may be approved by the Board of Directors, which shall name the Company as beneficiary.

Section 7.6                                      Inspection, Consultation and Advice.  The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours and provided that such Investor or designee has executed a confidentiality agreement in substance and form reasonably acceptable to the Company.

Section 7.7                                      Compensation of Directors.  The Company shall promptly reimburse in full each Director and Board Observer of the Company who is not an employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof. After the initial public offering of the Company’s capital stock, the Company shall pay or provide to any Director of the Company who is nominated by the Investors, fees, options and other compensation in amounts at least equal to the fees, options or other compensation paid to all other non-management Directors of the Company.

Section 7.8                                      Board of Directors Meetings.  The Company shall use its reasonable best efforts to ensure that meetings of its Board of Directors are held at least four times each year and at least once each quarter.

Section 7.9                                      By-laws.  The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board of Directors.  The Company shall at all times maintain provisions in its By-laws and/or Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

Section 7.10                                Restrictive Agreements Prohibited.  Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms expressly restricts the Company’s performance of this Agreement.

Section 7.11                                Compliance with Laws.  The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

Section 7.12                                Keeping of Records and Books of Account.  The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 7.13                                Qualified Small Business Stock.  The Company shall use commercially reasonable efforts to cooperate with any request for information from any Investor regarding whether such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code, and the Company shall use commercially reasonable efforts to assist such Investor with completing any documents necessary for such determination.  The Company’s obligation to furnish any requested information pursuant to this Section shall continue notwithstanding the fact that a class of the Company’s stock may be traded on an established securities market.

Section 7.14                                Lock-Up Agreements.  The Company will obtain agreements in writing from each holder of stock or options of the Company, as a condition to any issuance of stock or grant of options, agreeing not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of stock without the consent of the Company’s underwriters, in connection with any public offering of the Company’s capital stock, consistent with the provisions of Section 12 of that certain Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders.

Section 7.15                                Affiliated Transactions.  All transactions by and between the Company and any officer, employee, director or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by an Investor Majority Interest.

Section 7.16                                Management Compensation.  Compensation paid by the Company to its management and other employees will be both reasonably comparable to compensation paid to similarly situated employees in companies in the same or similar businesses of similar size and maturity and with comparable financial performance and reasonable in relation to the Company’s overall compensation structure.  Any grants of capital stock or options to employees, officers, directors or consultants of the Company shall be made pursuant to the Equity Incentive Plans, and conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to the transfer of such stock or options and such other provisions as are approved or requested by an Investor Majority Interest.

Section 7.17                                Financings.  The Company will promptly provide to the Investors the details and terms of, and any brochures or investment memoranda prepared by the Company related to, any possible financing of any nature for the Company, whether initiated by the Company or any other person or entity.

Section 7.18                                Expenses.  The Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable out-of-pocket costs and expenses incurred by them in connection with their ongoing investment in the Company, including, without limitation, the fees and disbursements of counsel and other professionals in connection with any modification, waiver, consent or amendment requested in connection with any Transaction Document (as defined in the Additional Series A Purchase Agreement) and the Investment Documents (as defined in the Series B Stock Purchase Agreement).  In addition, the Company agrees to pay any and all stamp, transfer, and other similar taxes, if any, payable or determined to be payable in connection with the execution and delivery of the Transaction Documents and the Investment Documents.

Section 7.19                                Indemnification.

(a)                                  Without limitation of any other provision of this Agreement or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold each Investor, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the  “Investor Indemnified Parties” and, individually, an “Investor Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Investor Indemnified Party (“Losses”), based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company in this Agreement or any Transaction Document or any Investment Document, (ii) any breach of any covenant or agreement made by the Company in this Agreement, in any Transaction Document, in any Investment Document or in any other agreement executed in connection herewith or therewith, or (iii) any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, or (B)conduct by an Investor Indemnified Party which constitutes fraud or willful misconduct.

(b)                                 If the indemnification provided for in Section 7.19(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)                                  Each of the Company and the Investors agrees that it would not be just and equitable if contribution pursuant to Section 7.19(b) were determined by any method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

SECTION VIII - MISCELLANEOUS PROVISIONS

Section 8.1                                      Survival of Covenants.  Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 8.2                                      Legend on Securities.  The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 3, 2004, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN.  A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS

AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 8.3                                      Term; Termination.

(a)                                  This Agreement shall terminate upon the consummation of an initial public offering by the Company of its Common Stock.

(b)                                 The rights of any Management Stockholder, other than Mr. Jung granted under Section 4.4 and Section V of this Agreement shall terminate as to such Management Stockholder upon:  (i) any material breach by such Management Stockholder of any agreement to which each of such Management Stockholder and the Company is a party; (ii) such Management Stockholder holding less than five percent (5%) of the Common Stock on a Fully-Diluted basis; and (iii) the termination, withdrawal, resignation or removal of such Management Stockholder’s employment with the Company.

(c)                                  The rights granted to Mr. Jung under Section V and the obligations of the Stockholders under Section 6.1 to elect Mr. Jung a Director shall terminate upon: (i) any breach by Mr. Jung of the Employment Agreement, dated as of August 28, 2003, by and between the Company and Mr. Jung (the “Employment Agreement”); (ii) the termination by either party of the Employment Agreement; (iii) the termination, withdrawal, resignation or removal of Mr. Jung from the position of chief executive officer of the Company; (iv) any material breach by Mr. Jung of any agreement to which each of the Company (or any of its subsidiaries) and Mr. Jung is a party; and (v) Mr. Jung holding less than five percent (5%) of the Common Stock on a Fully Diluted basis.

(d)                                 The rights granted to Mr. Anderson under Section V and the obligations of the Stockholders under Section 6.1 to elect Mr. Anderson a Director shall terminate upon: (i) any breach by Mr. Anderson of any agreement to which each of the Company and Mr. Anderson is a party; and (ii) Mr. Anderson holding less than give percent (5%) of the Common Stock on a Fully Diluted basis.

(e)                                  The rights granted to Liberty Mutual under Section 4.1 and Section V and the obligations of the Stockholders under Section 6.1 to elect a representative from Liberty Mutual a Director shall terminate upon Liberty Mutual holding less than five percent (5%) of the Common Stock on a Fully Diluted basis.

(f)                                    The rights granted to BACI under Section 6.2 shall terminate upon BACI holding: (i) less than five percent (5%) of the Common Stock on a Fully Diluted basis; (ii) none of the Company’s 12% Senior Subordinated Notes due 2010; and (iii) no shares of Series B Preferred Stock.  The rights granted to BACI under Section 7.2 shall terminate upon BACI holding no shares of Common Stock.

Section 8.4                                      Amendment and Waiver; Actions of the Board.  Any party may waive any provision hereof intended for its benefit in writing.  No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise.  This Agreement may be amended with the prior written consent of the Company and an Investor Majority Interest; provided, that any amendment that would materially and adversely affect the Management Stockholders shall not be effective without the consent of a majority in interest of the Management Stockholders (based upon the number of shares of Common Stock held by each Management Stockholder), provided, further that any amendment that would materially and adversely affect any Management Stockholder or Investor disproportionately (that is in a way that is not proportional to his or its pro rata interest in the Company) more than any other Management Stockholders or Investor shall not be effective against such Management Stockholders or Investor, as the case may be, without such Management Stockholder’s or Investor’s written consent with respect thereto, and provided, further that any amendment that would materially and adversely affect BACI shall not be effective against BACI without BACI’s written consent with respect thereto (it being hereby understood that any amendment to Section 4.1, Section 6.2 and Section 7.2 would materially and adversely affect BACI).  Any consent given as provided in the preceding sentence shall be binding on all Stockholders.

Section 8.5                                      Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the addresses indicated below:

If to the Management Stockholders:

At the addresses listed in the signature pages hereto

with a copy to:

Cooley Godward LLP
3175 Hanover Street
Palo Alto, CA  94304-1130
Fax No.:  (650) 849-7400
Attention: Craig E. Dauchy

If to the Company:

8000 Marina Boulevard
2nd Floor
Brisbane, CA  94005
Attention:  Chief Executive Officer
Telephone No.:  415-508-2077
Telecopier No.:  415-508-2777

with copies to:

Great Hill Partners, LLC.
One Liberty Square
Boston, MA  02109
Attention: Michael A. Kumin
Telephone No.:  617-790-9435
Telecopier No.:  617-790-9416

and

Goodwin Procter LLP
Exchange Place
Boston, MA  02109
Attention: David F. Dietz
Telephone No.:  617-570-1511
Telecopier No.:  617-523-1231

If to any other holder of Shares:

At such Person’s address for notice as set forth in the books and records of the Company or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to other parties complying as to delivery with the terms of this subsection (a).  All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission, respectively, addressed as aforesaid.

Section 8.6                                      Headings.  The Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

Section 8.7                                      Counterparts.  This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Section 8.8                                      Remedies; Severability.  It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 8.9                                      Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements among all or any of the parties relating to such subject matter, including the Prior Agreement, which is hereby terminated.

Section 8.10                                Adjustments.  All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

Section 8.11                                Law Governing.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York (without giving effect to principles of conflicts of law).

Section 8.12                                Successors and Assigns; Assignment.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor.

(b)                                 The rights granted to the Investors under Section VI shall not be assignable without the consent of the Company and an Investor Majority Interest, provided that BACI may assign its rights under Section 6.2 to any Affiliate transferee.

(c)                                  The rights granted to the BACI under Section 7.2 shall not be assignable without the consent of the Company and an Investor Majority Interest, provided that BACI may assign its rights under Section 7.2 to any Affiliate transferee.

(d)                                 This Agreement, including but not limited to the rights granted to the Management Stockholders under Section IV, Section V, Section VI and Section 8.12(a), may not be assigned by any Management Stockholder except as provided herein without the prior written consent of the Company and an Investor Majority Interest, and without such prior written consent any attempted assignment shall be null and void; provided, that upon any permitted Transfer of Shares hereunder, the Transferee thereof shall succeed to the rights of the

Stockholder Transferring such Shares and, in the case of any Transfer of less than all of the Shares held by any Stockholder, such Stockholder and its Transferee(s) shall each hold such rights in proportion to the Shares owned thereby after giving effect to such Transfer.

Section 8.13                                Dispute Resolution.  All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. or its successor.  The parties understand and agree that this arbitration provision shall apply equally to claims of fraud or fraud in the inducement.  The arbitration shall be held in Delaware before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.

The parties covenant and agree that the arbitration shall commence within one hundred twenty (120) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than fourteen (14) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert, and a summary of the expert’s opinions and the basis for said opinions.  The arbitrator’s decision and award shall be made and delivered within sixty (60) days of the conclusion of the arbitration.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Section applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Section shall be enforceable in any court of competent jurisdiction.

Subject to the second sentence of the immediately preceding paragraph, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration.  The parties will share equally in the fees and expenses charged by J.A.M.S./Endispute, Inc.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Delaware for the purposes of enforcing the arbitration provisions of Section 7.8(a) of this Agreement.  Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

COMPANY:

IGN ENTERTAINMENT, INC.

By:	/s/ MARK JUNG
Name: Mark Jung
Title: President

[Company Signature Page to Stockholders Agreement]

INVESTORS:

GREAT HILL EQUITY PARTNERS II LIMITED PARTNERSHIP

By:	Great Hill Partners GP II, LLC, its General Partner

By:	/s/ CHRISTOPHER S. GAFFNEY
Name: Christopher S. Gaffney
Title: Manager

GREAT HILL AFFILIATE PARTNERS II LIMITED PARTNERSHIP

By:	Great Hill Partners GP II, LLC, its General Partner

By:	/s/ CHRISTOPHER S. GAFFNEY
Name: Christopher S. Gaffney
Title: Manager

[Investor Signature Page to Stockholders Agreement]

LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/ RONALD D. ULICH
Name: Ronald D. Ulich
Title: Vice President

[Investor Signature Page to Stockholders Agreement]

BANC OF AMERICA CAPITAL INVESTORS, L.P.

By:	BANC OF AMERICA CAPITAL MANAGEMENT, L.P., Its general partner

By:	BACM I GP, LLC, Its general partner

By:	/s/ CRAIG A. ELSON
Name: Craig A. Elson
Title: Authorized Signatory

[Investor Signature Page to Stockholders Agreement]

/s/ CHRISTOPHER ANDERSON
Christopher Anderson

Address:

P.O. Box 620952
Woodside, CA 94062

[Investor Signature Page to Stockholders Agreement]

MANAGEMENT STOCKHOLDERS:

/s/ MARK JUNG
Mark Jung

Address:

3240 Bayshore Blvd.
Brisbane, CA 94005

[Management Stockholder Signature Page to Stockholders Agreement]

/s/ KENNETH KELLER
Kenneth Keller

Address:

3386 Royal Meadow Ln.
San Jose, CA 95135

[Management Stockholder Signature Page to Stockholders Agreement]

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Amended and Restated Stockholders Agreement (the “Agreement”) dated as of March 3, 2004, by and among IGN Entertainment, Inc. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term [“Management Stockholder”/”Investor”] (as defined in the Agreement).  The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof.  The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.                                      .

[NAME OF UNDERSIGNED]

SCHEDULE A

Investors and Management Stockholders

Investors

Great Hill Equity Partners II Limited Partnership

Great Hill Affiliate Partners II Limited Partnership

Liberty Mutual Insurance Company

Christopher Anderson

Banc of America Capital Investors, L.P.

Management Stockholders

Mark Jung

Kenneth Keller